Section 19(a) Notice

CHICAGO, June 29, 2018 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 15, 2018 (ex-date June 14, 2018).

The following table sets forth the estimated amounts of the fund’s June quarterly distribution, payable June 29, 2018, together with the cumulative distributions paid this fiscal year-to- date (YTD) from the following sources. The fiscal year is November 1, 2017 to October 31, 2018. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2018 (QTD)		Fiscal YTD
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.079	22.5%	$0.180	17.2%
Net Realized Foreign Currency Gains	—	0.0%	—	0.0%
Net Realized Short-Term Capital Gains	—	0.0%	0.008	0.7%
Net Realized Long-Term Capital Gains	0.036	10.2%	0.328	31.2%
Return of Capital (or other Capital Source)	0.235	67.3%	0.534	50.9%

Total	$0.350	100.0%	$1.050	100.0%

As of May 31, 2018
Average annual total return on NAV for the 5 years	2.67%
Annualized current distribution rate as a percentage of NAV	8.54%
Cumulative total return on NAV for the fiscal YTD	-2.07%
Cumulative fiscal YTD distributions as a percentage of NAV	4.27%

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, September 28, 2018 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on September 17, 2018 (ex-date September 14, 2018).

The following table sets forth the estimated amounts of the fund’s September quarterly distribution, payable September 28, 2018, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2018 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.020	5.7%	$0.200	14.3%
Net Realized Foreign Currency Gains	—	0.0%	—	0.0%
Net Realized Short-Term Capital Gains	0.011	3.2%	0.019	1.3%
Net Realized Long-Term Capital Gains	0.065	18.6%	0.393	28.1%
Return of Capital (or other Capital Source)	0.254	72.5%	0.788	56.3%

Total	$0.350	100.0%	$1.400	100.0%

As of August 31, 2018
Average annual total return on NAV for the 5 years	3.32%
Annualized current distribution rate as a percentage of NAV	8.36%
Cumulative total return on NAV for the fiscal year	2.13%
Cumulative fiscal year distributions as a percentage of NAV	6.27%

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.